Exhibit 99.1

KIRKLAND’S HOME REPORTS FIRST QUARTER 2023 RESULTS

NASHVILLE, Tenn. (June 8, 2023) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s Home” or the “Company”), a specialty retailer of home décor and furnishings, announced financial results for the 13-week period ended April 29, 2023.

First Quarter 2023 Summary

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Net sales were $96.9 million, with comparable sales decreasing 4.4%.
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Gross profit margin of 26.7%.
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Operating loss of $10.3 million.
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Adjusted EBITDA of $(5.8) million.
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Ended the period with a cash balance of $7.1 million and $33.0 million in outstanding debt.
•
Closed three stores to end the quarter with 343 stores.

Management Commentary

“During the first quarter, we placed renewed emphasis on our overall value proposition and better aligned the brand voice through improved marketing, promotional strategy and seasonally relevant décor,” said Ann Joyce, interim CEO of Kirkland's Home. “While a challenging consumer spending environment continued to affect traffic during the quarter, we achieved positive comparable sales for the month of April as customers responded well to our promotions and omni-channel experience. Our merchandise margins began to expand during the quarter as the benefits of lower freight and product costs started to flow through our results, and we expect this to become more meaningful in the upcoming quarters.

“Over the past several quarters, we have worked diligently to improve our balance sheet, and while there is still work to be done, we are on stronger footing this year as we approach peak season. In the near-term, we are realigning our category mix, strategically optimizing our promotional activity using our enhanced margin position and refocusing our messaging to engage and convert the value-conscious customer.

“Looking ahead, we are committed to returning Kirkland’s Home to sustained levels of profitability and cash flow. We believe that a refined merchandise assortment focused on stylish home décor at a value, with an added emphasis on seasonal relevancy, will better position us to win back and attract customers. We are developing an improved retail strategy focused on an intentional promotional calendar, with flexibility to respond to an evolving consumer and ever-changing seasonal trends. I am confident in our team and our ability to capitalize on these opportunities.”

First Quarter 2023 Financial Results

Net sales in the first quarter of 2023 were $96.9 million, compared to $103.3 million in the prior year quarter. Comparable same-store sales decreased 4.4%, including a 6.6% decline in e-commerce sales. The decrease was primarily driven by a decline in traffic, partially offset by an increase in average ticket.

Gross profit in the first quarter of 2023 was $25.9 million, or 26.7% of net sales, compared to $28.3 million, or 27.4% of net sales in the prior year quarter. The decline was primarily a result of the deleverage of fixed cost components on the lower sales base, partially offset by improved merchandise margin.

Operating loss in the first quarter of 2023 was $10.3 million compared to an operating loss of $11.1 million in the prior year quarter. The improvement to the prior year period was primarily a result of lower advertising expense and lower store payroll expense, partially offset by the aforementioned decline in gross profit.

EBITDA in the first quarter of 2023 was $(7.1) million compared to $(6.6) million in the prior year quarter. Adjusted EBITDA in the first quarter of 2023 was $(5.8) million, which was consistent with the prior year quarter.

Net loss in the first quarter of 2023 was $12.1 million, or a loss of $0.95 per diluted share, compared to a net loss of $7.9 million, or a loss of $0.63 per diluted share in the prior year quarter.

As of April 29, 2023, the Company had a cash balance of $7.1 million, with $33.0 million of outstanding debt under its $90 million senior secured revolving credit facility.

Investor Conference Call and Web Simulcast

Kirkland’s Home management will host a conference call to discuss its financial results for the first quarter ended April 29, 2023, followed by a question-and-answer period with Ann Joyce, Interim CEO, Amy Sullivan, President and COO, and Mike Madden, EVP and CFO.

Date: Thursday, June 8, 2023

Time: 9:00 a.m. Eastern Time

Toll-free dial-in number: (855) 560-2577

International dial-in number: (412) 542-4163

Conference ID: 10179263

Please call the conference telephone number 10-15 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.kirklands.com. The online replay will follow shortly after the call and continue for one year.

A telephonic replay of the conference call will be available after the conference call through June 15, 2023.

Toll-free replay number: (877) 344-7529

International replay number: (412) 317-0088

Replay ID: 9873400

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 341 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland’s Home brand. The Company provides its customers an engaging shopping experience characterized by a curated, affordable selection of home furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating online and store experience allows the Company’s customers to furnish their home at a great value. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, certain statements in this release, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements deal with potential future circumstances and developments and are, accordingly, forward-looking in nature. You are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," "seek," "may," "could," "strategy," and similar expressions, involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the Company's liquidity including cash flows from operations and the amount of borrowings under the secured revolving credit facility, the Company’s actual and anticipated progress towards its short-term and long-term objectives including its brand strategy, the risk that natural disasters, pandemic outbreaks (such as COVID-19), global political events, war and terrorism could impact the Company’s revenues, inventory and supply chain, the continuing consumer impact of inflation and countermeasures, including raising interest rates, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in the Company's specific market areas, inflation, fluctuations in cost and availability of inventory, increased transportation costs and potential interruptions in supply chain, distribution systems and delivery network, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of the Company's information or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 4, 2023 and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Except as required by law, the Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	13-Week Period Ended
	April 29,	April 30,
	2023	2022
Net sales	$96,875	$103,285
Cost of sales	71,004	74,993
Gross profit	25,871	28,292
Operating expenses:
Compensation and benefits	20,039	20,892
Other operating expenses	14,738	16,798
Depreciation (exclusive of depreciation included in cost of sales)	1,206	1,697
Asset impairment	225	—
Total operating expenses	36,208	39,387
Operating loss	(10,337)	(11,095)
Other expense, net	410	84
Loss before income taxes	(10,747)	(11,179)
Income tax expense (benefit)	1,360	(3,324)
Net loss	$(12,107)	$(7,855)
Loss per share:
Basic	$(0.95)	$(0.63)
Diluted	$(0.95)	$(0.63)
Weighted average shares outstanding:
Basic	12,778	12,565
Diluted	12,778	12,565

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	April 29,	January 28,	April 30,
	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$7,072	$5,171	$5,382
Inventories, net	83,332	84,071	130,855
Prepaid expenses and other current assets	4,905	5,089	10,994
Total current assets	95,309	94,331	147,231
Property and equipment, net	36,146	38,676	47,269
Operating lease right-of-use assets	131,289	134,525	134,343
Other assets	7,137	6,714	7,173
Total assets	$269,881	$274,246	$336,016
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,092	$43,739	$47,313
Accrued expenses	25,499	26,069	24,016
Operating lease liabilities	41,173	41,499	41,531
Total current liabilities	104,764	111,307	112,860
Operating lease liabilities	110,165	114,613	118,658
Revolving line of credit	33,000	15,000	35,000
Other liabilities	3,872	3,553	4,291
Total liabilities	251,801	244,473	270,809
Net shareholders’ equity	18,080	29,773	65,207
Total liabilities and shareholders’ equity	$269,881	$274,246	$336,016

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	13-Week Period Ended
	April 29,	April 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(12,107)	$(7,855)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	3,257	4,499
Amortization of debt issue costs	20	23
Asset impairment	225	—
(Gain) loss on disposal of property and equipment	(21)	191
Stock-based compensation expense	490	548
Changes in assets and liabilities:
Inventories, net	739	(16,826)
Prepaid expenses and other current assets	162	932
Accounts payable	(5,792)	(14,806)
Accrued expenses	(1,913)	(4,884)
Income taxes payable (refundable)	1,365	(3,300)
Operating lease assets and liabilities	(1,555)	(1,843)
Other assets and liabilities	349	(310)
Net cash used in operating activities	(14,781)	(43,631)

Cash flows from investing activities:
Proceeds from sale of property and equipment	60	17
Capital expenditures	(846)	(2,395)
Net cash used in investing activities	(786)	(2,378)

Cash flows from financing activities:
Borrowings on revolving line of credit	21,000	35,000
Repayments on revolving line of credit	(3,000)	—
Debt issuance costs	(456)	—
Cash used in net share settlement of stock options and restricted stock units	(76)	(2,375)
Proceeds received from employee stock option exercises	—	16
Repurchase and retirement of common stock	—	(6,253)
Net cash provided by financing activities	17,468	26,388

Cash and cash equivalents:
Net increase (decrease)	1,901	(19,621)
Beginning of the period	5,171	25,003
End of the period	$7,072	$5,382

Supplemental schedule of non-cash activities:
Non-cash accruals for purchases of property and equipment	$844	$887

Non-GAAP Financial Measures

To supplement our unaudited consolidated condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this earnings release and the related earnings conference call contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA and adjusted operating loss. These measures are not in accordance with, and are not intended as alternatives to, GAAP financial measures. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP financial measures, in evaluating the Company’s operational performance.

The Company defines EBITDA as net loss before interest and the provision for income tax, which is equivalent to operating loss, adjusted for depreciation, adjusted EBITDA as EBITDA with non-GAAP adjustments and adjusted operating loss as operating loss with non-GAAP adjustments.

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP financial measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s non-GAAP adjustments remove asset impairment and stock-based compensation expense, due to the non-cash nature of these expenses, and remove severance charges and lease termination costs, as those expenses can fluctuate based on the needs of the business and do not represent a normal, recurring operating expense.

The following table shows a reconciliation of operating loss to EBITDA and adjusted EBITDA (in thousands) for the 13-week periods indicated:

	13-Week Period Ended
	April 29, 2023	April 30, 2022
Operating loss	$(10,337)	$(11,095)
Depreciation	3,257	4,499
EBITDA	(7,080)	(6,596)
Non-GAAP adjustments:
Closed store and lease termination costs in cost of sales(1)	—	208
Asset impairment(2)	225	—
Stock-based compensation expense(3)	490	548
Severance charges(4)	529	13
Total adjustments in operating expenses	1,244	561
Total non-GAAP adjustments	1,244	769
Adjusted EBITDA	(5,836)	(5,827)
Depreciation	3,257	4,499
Adjusted operating loss	$(9,093)	$(10,326)

(1) Costs associated with asset disposals, closed store and lease termination costs and any gains on lease terminations.

(2) Asset impairment charges are related to property and equipment.

(3) Stock-based compensation expense includes amounts expensed related to equity incentive plans.

(4) Severance charges include expenses related to severance agreements and permanent store closure compensation costs.